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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) January 19, 1999

                               China Pacific, Inc.
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               (Exact Name of Registrant as Specified in Charter)

                                     Nevada
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                 (State or Other Jurisdiction of Incorporation)

             0-26232                                  87-0429945
     (Commission File Number)              (IRS Employer Identification No.)

                        Room 1102, 11/F, Wing Shan Tower,
                  173 Des Voeux Road Central, Hong Kong, China
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                    (Address of Principal Executive Offices)


Registrant's telephone number, including area code      (852) 2802-3068
                                                   ----------------------------

          CHENGDU IRON & STEEL OFFICE BUILDING, QINGBAIJIANG DISTRICT,
                       CHENGDU, SICHUAN PROVINCES, CHINA
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 4.  DISPOSITION OF PROPERTIES.

        The Board of Directors had approved and has sold its two income residential properties located in Hong Kong for a total consideration of US$3.55 million.

        The Company decided to sell the Hong Kong investment properties in order to decrease the Company's mortgage loan liabilities and corresponding interest expenses. As a result of the sale of the Hong Kong residential properties, the Company's mortgage loan liabilities have been repaid and replaced by two promissory notes in the total amount of $1.58 million as described below. Because the proceeds from the sale of the Hong Kong residential properties were insufficient to pay the bank loans on the properties, the Company's subsidiaries through which the properties were held have issued two promissory notes for a total principal amount of US$1.58 million, each with a term of three years and bearing interest at the rate of 5% per annum, payable upon maturity of the promissory notes. Payment of principal and interest on promissory notes are guaranteed by the Company.

        Effective as of December 22, 1998, Mr. Albert Choi resigned from his positions as Secretary of Company. Mr. Xin-Chuan Huang, currently a director of the Company, has been appointed as new Secretary of the Company, effective immediately.

        ITEM 7.  EXHIBITS.

        (c) Exhibits.

        1.     Deed of Guarantee

        2.     Memorandum agreement for the disposal of properties

        3.     Press Release on the disposition of properties


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 China Pacific, Inc.
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                                                   (Registrant)

Date   January 19, 1999                    By:       /s/ Thomas Tong
     ---------------------                     ------------------------------
                                                    Acting President
                                                 Chief Financial Officer




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